Exhibit 99.4

FOSUN ROLLOVER AGREEMENT

This FOSUN ROLLOVER AGREEMENT, dated as of July 30, 2019 (as may be amended, supplemented, modified and varied from time to time in accordance with the terms herein, this “Agreement”), is made and entered into by and among:

(a)       NEW FRONTIER CORPORATION, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“NFC” or the “Company”); and

(b)       Fosun Industrial Co., Limited, a company incorporated under the laws of Hong Kong (“Fosun”).

NFC and Fosun are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (defined below). Section 1.3 (Interpretation and Rules of Construction) of the Transaction Agreement shall apply, mutatis mutandis, to this Agreement.

RECITALS

WHEREAS, NFC, certain of its Subsidiaries, Healthy Harmony Holdings, L.P., Fosun and certain other parties are entering into that certain transaction agreement, dated on or about the date hereof (as may be amended, supplemented, modified and varied from time to time in accordance with the terms therein, the “Transaction Agreement”, and the transactions contemplated therein, the “Acquisition Transaction”) relating to a proposed business combination involving NFC, Healthy Harmony Holdings, L.P. and/or their respective affiliates to be effected on the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, the Parties desire to, in connection with the Acquisition Transaction, enter into this Agreement to provide for re-investment of certain portion of the proceeds payable to Fosun at the Closing pursuant to the Transaction Agreement in NFC Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
ROLLOVER ARRANGEMENTS

Section 1.1       Rollover. Fosun shall, concurrently with the Closing, subscribe for an aggregate number of NFC Shares (the “Fosun NFC Shares”) equal to US$94,000,000 (the “Fosun Rollover Amount”) divided by the NFC Share Reference Price (i.e., US$10.00), at a subscription price per NFC Share equal to the NFC Share Reference Price.

Section 1.2       Funds Flow. Fosun hereby irrevocably authorizes NFC to withhold, from the aggregate amount otherwise payable to Fosun at the Closing pursuant to the Transaction Agreement, an amount equal to the number of Fosun NFC Shares multiplied by the NFC Share Reference Price, whereupon (a) the amount so withheld shall be deemed to have been duly paid to NFC, and (b) NFC shall contemporaneously issue the Fosun NFC Shares to Fosun, free and clear of any Liens (other than any Liens created hereunder or pursuant to applicable securities Laws).

ARTICLE II
ADDITIONAL AGREEMENTS

Section 2.1       Documentation and Information. Each of the Parties shall permit and hereby authorizes the other Parties to publish and disclose in all documents and schedules filed with the relevant stock exchange and securities regulators, and any press release or other disclosure document that such other Parties determines to be necessary or desirable in connection with the Transaction Agreement, the Acquisition Transaction, the Closing, this Agreement or any Ancillary Agreement, as applicable, and the nature of each Party’s commitments and obligations under this Agreement, provided however, the Parties shall reasonably consult with each other on the scope and content to be disclosed pursuant to this Section 2.1.

Section 2.2       Taxes. Fosun shall bear, and be responsible for the reporting, filing and payment of, any Tax of any nature that may become due with respect to Fosun pursuant to any applicable Law in connection with, or arising out of, the transactions contemplated by this Agreement. To the fullest extent permitted under applicable Law, Fosun shall indemnify and hold harmless NFC and the Group Companies against actual loss (including reasonable costs and expenses) suffered by any of them arising out of any breach by Fosun of its obligations as set forth in this Section 2.2.

Section 2.3       NYSE Approval. NFC shall timely obtain approval of NYSE listing of the NFC Shares issued or to be issued to Fosun hereunder.

Section 2.4       Registration Rights. Fosun shall have the registration rights as set forth in Exhibit B hereto.

Section 2.5       NFC Director Election Proposal. NFC shall ensure that (a) in the NFC Director Election Proposal to be included in the Proxy Statement pursuant to Section 7.12(b) of the Transaction Agreement, NFC shall nominate nine (9) individuals to serve on the initial NFC Board immediately after the Closing, of which three (3) shall be independent directors and eligible to serve on NFC’s audit committee under NYSE rules, and (b) the initial nominees shall include one (1) individual nominated by Fosun, who shall serve as a co-chairman of the NFC Board.

Section 2.6       Director Nomination Agreement. Concurrently with the Closing, NFC and Fosun shall enter into a director nomination agreement substantially in the form attached hereto as Exhibit A (the “Director Nomination Agreement”).

Section 2.7       CEO Search Committee. For so long as Fosun remains entitled to nominate at least one (1) individual for election to the NFC Board pursuant to the Director Nomination Agreement:

(a)      At any time after the Closing, in the event that the NFC Board determines that it is in the best interest of NFC to identify candidates for CEO successor or replacement, NFC shall set up a CEO search committee (the “CEO Search Committee”) to identify such candidates, which shall include one (1) director nominated by Fosun. If invited by members of the CEO Search Committee (the “Committee Members”), members of the management teams of NFC and the Group Companies may also attend the meetings and participate in the discussions of the CEO Search Committee, but shall not be deemed Committee Members or be entitled to vote as such unless approved by all Committee Members.

(b)      NFC shall not employ any person as CEO unless such person is recommended by the CEO Search Committee for approval by the Board pursuant to this Section 2.7.

(c)      The CEO Search Committee shall have the authority to consider and recommend candidates for the CEO position (the “CEO Candidates”) to the NFC Board for consideration or approval but shall not have the authority to approve or appoint any CEO Candidate as CEO, and shall not recommend any CEO Candidate to the NFC Board for consideration or approval unless approved by all Committee Members, provided, however, that if each of three (3) individuals (who shall be three different individuals) consecutively presented to the CEO Search Committee for consideration by the Committee Members has not been unanimously approved by the CEO Search Committee within one (1) month after the last of the foregoing three (3) individual is first presented to the CEO Search Committee, the CEO Search Committee may recommend any CEO Candidate (who shall be a different person from the forgoing three individuals) that is approved by a majority of the Committee Members to the Board for consideration and approval; provided further that in this case, if the Committee Member nominated by Fosun (to the extent there is one) does not approve such CEO Candidate, such Committee Member shall be entitled to nominate an individual and the CEO Search Committee shall recommend both such individual and the CEO Candidate approved by a majority of the Committee Members to the Board for consideration.

Section 2.8       Rights Plan. NFC shall not adopt or maintain any shareholder rights plan, rights agreement or any “poison pill”, or take any other similar action that, in each case, is reasonably expected to discourage, restrict or inhibit (including by way of disproportionately diluting the shareholding of Fosun and its Affiliates in NFC) Fosun or any of its Affiliates from acquiring or transferring NFC Shares, in each case, without the prior written consent of Fosun and unanimous approval of the NFC Board.

Section 2.9       Unity Insurance. Each of NFC and Fosun agrees that the Parties shall use reasonable best efforts after the Closing to implement an insurance program for the Group Companies on substantially the terms set forth in Schedule I hereto.

Section 2.10     Material Decisions of Subsidiaries. For so long as Fosun remains entitled to nominate at least one (1) individual for election to the NFC Board pursuant to the Director Nomination Agreement, NFC shall procure that, from and after the Closing, none of the Subsidiaries of NFC may undertake any material action (including, without limitation, incurrence of material capital expenditures, making material investments in Persons other than the Group Companies, adopting or amending business plan and budget, and employment, termination, performance review and compensation arrangements for employees at the group VP level or above, including the general manager of each of the hospitals, but in any event excluding any internal reorganization transactions to optimize the offshore equity holding structure that occur within six months following the Closing) unless such action has been approved by the NFC Board (or the applicable committee thereof) or is undertaken in accordance with the business plan and budget that has been approved by the NFC Board (or the applicable committee thereof).

Section 2.11     Foreign Private Issuer. Beginning with NFC’s first filing pursuant to Section 13(a) of the Exchange Act following the Closing, NFC shall report as a Foreign Private Issuer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each of the Parties, severally and not jointly, hereby represents and warrants to the other Parties, as follows:

Section 3.1       Organization, Authorization and Qualification.

(a)      Such Party is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization. Such Party has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b)      The execution and delivery of this Agreement and the Ancillary Agreements by such Party and the consummation by such Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.2       Consents and Approvals; No Violations. Subject to, solely with respect to Fosun, the receipt of the Fosun Shareholder Approval and the completion of the Fosun ODI Filing, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any breach of any provision of the Organizational Documents of such Party, (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity or any third party on the part of such Party, or (c) conflict with or violate any Law or Order applicable to such Party, except, in the case of clauses (b) and (c) above, as would not, individually or in the aggregate, prevent or delay in any material respect such Party from consummating any of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.3       Transaction Agreement Representations and Warranties. The representations and warranties of the Buyer Parties set forth in Article VI of the Transaction Agreement are herein repeated in full and made herein by NFC. The representations and warranties of the Sellers set forth in Article IV of the Transaction Agreement are herein repeated in full and made herein by Fosun.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NFC

NFC hereby represents and warrants to Fosun that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing:

Section 4.1       NFC SEC Documents and Financial Statements. NFC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by NFC with the SEC since NFC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional NFC SEC Documents”). NFC has made available to Fosun copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement and the Transaction Agreement: (i) NFC’s Annual Report on Form 10-K for each fiscal year of NFC beginning with the first year NFC was required to file such a form, (ii) all proxy statements relating to NFC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Forms 10-Q and 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Fosun pursuant to this Section 4.1) filed by NFC with the SEC since NFC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “NFC SEC Documents”). The NFC SEC Documents were, and the Additional NFC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. NFC SEC Documents did not, and the Additional NFC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any NFC SEC Document or Additional NFC SEC Document has been or is revised or superseded by a later filed NFC SEC Document or Additional NFC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Group Companies expressly for inclusion or incorporation by reference in any NFC SEC Document. As used in this Section 4.1, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 4.2       Certain Business Practices. Neither NFC, nor any director, officer, agent or employee of NFC (in their capacities as such) has (i) used any funds for contributions, gifts, entertainment or other expenses relating to political activity, in each case, in violation of applicable Laws, or (ii) made any payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns in violation of any provision of the Foreign Corrupt Practices Act of 1977. Neither NFC, nor any director, officer, agent or employee of NFC (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of NFC) has, since the initial public offering of NFC, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person in violation of applicable Laws.

Section 4.3       Foreign Private Issuer. NFC currently satisfies the requirement for treatment as a “foreign private issuer” as that term is defined in Rule 3b-4 promulgated under the Exchange Act (“Foreign Private Issuer”).

Section 4.4       SEC Filings and NFC Financials.

(a)      NFC, since the NFC IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by NFC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, NFC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) NFC’s annual report on Form 10-K for the fiscal year ended December 31, 2018, (ii) NFC’s quarterly reports on Form 10-Q for each fiscal quarter that NFC filed such reports to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by NFC with the SEC since June 4, 2018 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above and this clause (iii), whether or not available through EDGAR, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to NFC or the SEC Reports. As of the date hereof, to NFC’s knowledge, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.4, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)      The financial statements and notes of NFC contained or incorporated by reference in the SEC Reports (the “NFC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of NFC at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)      NFC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. NFC’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by NFC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to NFC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. NFC’s management has completed an assessment of the effectiveness of NFC’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. NFC has no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect NFC’s ability to record, process, summarize and report financial information. NFC does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in NFC’s internal control over financial reporting.

(d)      Except as and to the extent reflected or reserved against in the NFC Financials, NFC has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the NFC Financials.

(e)      There are no outstanding loans or other extensions of credit made by NFC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of NFC other than advancements of expenses in the ordinary course less than $50,000 individually or $100,000 in the aggregate. NFC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

Section 4.5       New York Stock Exchange. As of the date of this Agreement, the NFC Public Units, the NFC Class A Shares and the NFC Warrants are listed on the NYSE the symbols “NFC.U”, “NFC” and “NFS.WS”, respectively. As of the date of this Agreement, NFC is in compliance in all material respects with the applicable corporate governance requirements of NYSE for continued listing of NFC Public Units, NFC Class A Shares and NFC Public Warrants thereon and there is no action or proceeding pending or, to NFC’s knowledge, threatened against NFC by NYSE or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the NFC Public Units, NFC Class A Shares or NFC Public Warrants on NYSE. For purposes here of, “NFC Public Units” means the units issued in the NFC IPO or the related overallotment consisting of one (1) NFC Class A Share and one (1) NFC Warrant, and “NFC Warrant” means warrants issued by NFC, each entitling the holder thereof to purchase one NFC Parent Class A Share.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FOSUN

Fosun hereby represents and warrants to NFC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing:

Section 5.1       Accredited Investor. Fosun (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), or is not a “U.S. Person” as defined in Rule 902 of Regulation S under the Securities Act, (ii) is acquiring the Fosun NFC Shares only for its own account and not for the account of others, and (iii) is not acquiring the Fosun NFC Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and Fosun further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations in the Fosun NFC Shares to such Person or to any third Person, with respect to any of the Fosun NFC Shares.

Section 5.2       Exempt from Registration; Restricted Securities. Fosun understands that the NFC Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the NFC Shares have not been registered under the Securities Act. Fosun understands that the NFC Shares may not be resold, transferred, pledged or otherwise disposed of absent an effective registration statement under the Securities Act, except (i) to NFC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry notations with respect to (or certificates representing) the NFC Shares will contain a legend to such effect. Fosun understands and agrees that the NFC Shares, until transferred pursuant to an effective registration statement, or Rule 144 under the Securities Act, will be subject to transfer restrictions and, as a result of these transfer restrictions, Fosun may not be able to readily resell the NFC Shares and may be required to bear the financial risk of an investment in the NFC Shares for an indefinite period of time. Fosun acknowledges that NFC has no obligation to register or qualify the NFC Shares for resale, except as otherwise provided hereunder or in any other agreement entered into by NFC, and that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the NFC Shares.

ARTICLE VI
MISCELLANEOUS

Section 6.1       Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earlier of (a) the written consent of all Parties, and (b) the date on which the Transaction Agreement is terminated in accordance with its terms prior to the Closing thereunder having taken place.

Section 6.2       Third Party Beneficiaries; Assignment. This Agreement is exclusively for the benefit of the Parties, the Indemnified Persons (as such term is defined in Paragraph 10 of Exhibit B hereto) and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, in each case whether by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) or any similar Law in other jurisdiction to enforce any of the terms to this Agreement. This Agreement and the rights, duties and obligations hereunder may not be assigned by any Party except with the other Party’s prior written consent; provided that (a) prior to (and including at the time of) the Closing, Fosun may assign its rights and obligations hereunder to any of its Affiliates (i) if such assignment is required by applicable laws, rules and regulations of applicable stock exchanges or regulatory authorities or (ii) with the prior written consent of NFC (such consent not to be unreasonably withheld, delayed or conditioned), and (b) after the Closing, Fosun may assign its rights and obligations hereunder to any of its Affiliates without prior written consent from the other Party, in each case of (a) and (b), upon prior written notice to NFC; provided further that upon the assignee ceasing to be an Affiliate of Fosun, Fosun shall procure that any such right so assigned shall immediately be assigned back to Fosun.

Section 6.3       Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed exclusively in accordance with the Laws of Hong Kong (without giving effect to any choice of law principles thereof that would cause the application of the Laws of another jurisdiction).

Section 6.4       Dispute Resolution. Any dispute, controversy or claim (including any dispute relating to the existence, validity, interpretation, performance, breach or termination of this Agreement or any dispute regarding non-contractual obligations arising out of or relating to this Agreement) shall be referred to and finally resolved in accordance with the ICC Rules of Arbitration by a panel of three arbitrators. The arbitral award shall be final and binding upon all Parties. The seat of arbitration shall be in Hong Kong Special Administrative Region (“Hong Kong”). The language of arbitration shall be English. The governing law of this arbitration clause shall be the Laws of Hong Kong. The Parties agree that any award rendered by the arbitral tribunal may be enforced by any court having jurisdiction over the Parties or over the Parties’ assets wherever the same may be located. To the extent that any Party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from any jurisdiction or any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, execution of judgment or otherwise) with respect to itself or any of its assets, whether or not held for its own account, such Party hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in any disputes, controversies or claims arising out of or relating to this Agreement, including in any judicial proceedings ancillary to an arbitration hereunder, including without limitation immunity from any judicial proceeding to compel arbitration, for interim relief in aid of arbitration, or to enforce any arbitral award, immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution. Nothing in this Section 6.4 shall be construed as preventing any Party from seeking an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction pursuant to Section 6.5 pending final determination of the dispute by the arbitral tribunal.

Section 6.5       Specific Performance. The Parties hereto acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right to enforce its rights and the other Party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each Party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 6.6       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 6.7       Amendments. This Agreement may be amended, modified or supplemented at any time only by the written consent of NFC and Fosun, and any amendment, modification or supplement so effected shall be binding on all of the Parties.

Section 6.8       Further Assurances. Each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Section 6.9       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 6.10     Entire Agreement. This Agreement and the Transaction Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and the Transaction Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and the Transaction Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement or the Transaction Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Transaction Agreement, the provisions of this Agreement shall prevail.

Section 6.11     Notice. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given (a) when actually delivered in person or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), in each case, to such Party’s address set forth below, or to such other address as such Party may hereafter specify in writing to the other Parties for such purpose.

If to NFC, to:

c/o New Frontier Corporation

23rd Floor, 299 QRC

287-299 Queen’s Road Central

Hong Kong

Attention: Carl Wu

E-mail: carl@new-frontier.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Patrick J. Naughton

E-mail: PNaughton@stblaw.com

Simpson Thacher & Bartlett LLP

3901 China World Tower

1 Jianguomenwai Avenue

Beijing 100004, China

Attention: Yang Wang

E-mail: Yang.Wang@stblaw.com

If to Fosun, to:

Fosun Industrial Co., Limited

Building A, No.1289 Yishan Road,

Shanghai 200233, P.R.China

Attention: Yuqing Chen

E-mail: chenyuqing@fosunpharma.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

43/F, Jing An Kerry Center Tower II, 1539 Nanjing West Road, Shanghai 200040, PRC

Attention: Jia Yan

E-mail: jiayan@paulhastings.com

Section 6.12     Indemnification. NFC, on the one hand, and Fosun, on the other hand, hereby agrees to indemnify and hold harmless each other against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) incurred or sustained by such indemnified party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements contained herein or any certificate or other writing delivered pursuant hereto. The representations and warranties of the Parties shall survive until twelve (12) months following the Closing.

Section 6.13     Trust Account Waiver. Fosun hereby acknowledges that NFC has established the Trust Account containing the proceeds of the NFC IPO and from certain private placements occurring simultaneously with the NFC IPO (including interest accrued from time to time thereon) for the benefit of the holders of NFC Public Shares and certain other parties (including the underwriters of the NFC IPO). For and in consideration of NFC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fosun hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and waives any claim it has or may have as a result of, or arising out of, the transactions contemplated by this Agreement and the Ancillary Agreement and any discussions, contracts or agreements with NFC, and will not seek recourse against the Trust Account for any reason whatsoever; provided, that (a) nothing herein shall serve to limit or prohibit Fosun’s right to pursue a claim against NFC pursuant to this Agreement or any Ancillary Agreement for legal relief against monies or other assets of NFC held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby (including a claim for NFC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash in the Trust Account after giving effect to the NFC Shareholder Redemption) and (b) nothing herein shall serve to limit or prohibit any claims that Fosun may have in the future pursuant to this Agreement or any Ancillary Agreement against NFC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than pursuant to the NFC Shareholder Redemption and any assets that have been purchased or acquired with any such funds).

Section 6.14     Conflicts. If any provision hereunder contradicts with NFC’s constitutional documents, NFC shall not be excused from any of its obligations hereunder for such contradiction.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ CHEN Qiyu
	Name:	CHEN Qiyu
	Title:	Director

[Project Unicorn – Signature Page to Fosun Rollover Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NEW FRONTIER CORPORATION

By:	/s/ Carl WU
	Name:	Carl WU
	Title:	Director